EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-64320 and 33-80408, 333-40326 and 333-05325) of AptarGroup, Inc. of our report dated June 20, 2003 relating to the financial statements of AptarGroup, Inc. Profit Sharing and Savings Plan, which appears in this Form 11-K.

/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP

Chicago, Illinois

June 27, 2003